Exhibit 99.1

Silicon Storage Technology, Inc.

News Release
For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200
Jeffrey L. Garon
Vice President & Chief Financial Officer
Silicon Storage Technology, Inc.
jgaron@sst.com
(408) 735-9110

SST Comments on Court Decision in Lawsuit With Atmel

SUNNYVALE, Calif., Sept. 18, 2003 -- SST (Silicon Storage Technology, Inc.) (Nasdaq: SSTI), a leader in flash memory technology, today commented on the U.S. Court of Appeals decision to deny SST's appeal in its patent litigation with Atmel Corp.

In April of 2002, SST appealed the verdict in case number C- 96-00039 SC (U.S. District Court Northern District of California, San Francisco Division) relating to two of the patents previously purchased by Atmel from Seeq Technology: U.S. Patent Nos. 4,511,811 ('811 Patent) and 4,673,829 ('829 Patent). The jury awarded Atmel $36.5 million in damages and interest stemming from Atmel's patent infringement claim. On September 16, 2003, SST received a copy of the Decision of the U.S. Court of Appeals affirming the Distric Court's ruling.

The dispute with Atmel is over a design technology that has no bearing on SST's core memory technology. The products at issue are certain of SST's early 29xx and 28xx series products based upon early designs and processes which were in place prior to Atmel's acquisition of the Seeq patent portfolio. These products have made up only a small portion of SST's sales in the past few years. Furthermore, because the '811 and '829 patents have expired there can be no present or future threat of injunction or further impact to SST's business stemming from Atmel's enforcement of these patents.

"We are very disappointed by the court's ruling," said Bing Yeh, president and CEO. "As a result, we are evaluating our options and will decide shortly whether to continue with the appeals process.

"As we have said, this lawsuit, filed in 1996, has had little impact on our competitiveness. Our annual unit shipments of flash memory products has grown more than ten-fold since 1996 making us the number one supplier of low-density flash memories. Our SuperFlash technology has been well received by the industry and we continue to bring more new products to the market. Should we decide not to appeal, the impact of this decision will be a one-time event and will have no effect on SST's on-going financial performance, market position or its ability to continue to be a technology leader. In addition, this decision does not in any way affect SST's foundry, technology or licensing relationships or SST's ability to continue producing, selling or licensing its products to its customers worldwide."

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (GSMC), IBM, Motorola, National Semiconductor, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its trademark Emb-FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarters ended March 31, and June 30, 2003.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to safanasieff@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.